UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

current report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 12, 2006

Atmospheric Glow Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	333-11591 (Commission File Number	62-1647888 (IRS Employer Identification Number)

_____________________________________

924 Corridor Park Blvd
Knoxville, Tennessee 37932-3723
(865) 777-3776

(Address, zip code and telephone number of principal executive offices)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

information to be included in the report

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

(1) See disclosure with respect to a loan made by Kimberly Kelly-Wintenberg, together with Alan Wintenberg, below.

(2) W. Scott McDonald, Chief Executive Officer of Atmospheric Glow Technologies, Inc. ("AGT"), made a total of $150,000 in loans to AGT and initially received 50,000 Common Shares of AGT as incentives to make the loans. On October 10, 2006, the Board of Directors of AGT voted to issue to him the same number of incentive shares as others have received as incentives for making similar loans by authorizing the issuance of an additional 100,000 to Mr. McDonald.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(1) On September 12, 2006, Kimberly Kelly-Wintenberg, President, Chief Operating Officer, a director and a shareholder of AGT together with Alan Wintenberg, her husband and an officer of AGT, loaned AGT $63,500. The principal is payable on or before December 11, 2006 and bears interest at a rate of 10% per annum. At the option of the lender, the principal may be converted into Common Shares of the Company at the lowest price that shares were sold by AGT in any private placement during the term of the loan, but in no event at a price greater than $0.12 per share. The lender also is entitled to receive 63,500 Common Shares of AGT as an inducement to make the loan.

(2) On October 24, 2006, Sujon Limited loaned AGT $200,000. The principal is payable on or before February 18, 2007 and bears interest at a rate of 12% per annum. The lender is entitled to receive 400,000 Common Shares of AGT with piggyback registration rights as a premium.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Atmospheric Glow Technologies, Inc.

Date: October 25, 2006 By: /s/ W. Scott McDonald

W. Scott McDonald
Chief Executive Officer